Exhibit 10.1

                                                                                                              February 15, 2007

Mr. Morten Arntzen
1018 Weed Street
New Canaan, Connecticut 06840

Dear Mr. Arntzen:

This letter agreement shall serve to amend the employment letter agreement (the "Agreement"), dated as of January 19, 2004, by and between you and Overseas Shipholding Group, Inc. a corporation incorporated under the laws of Delaware with its principal office at 666 Third Avenue, New York, New York 10017, to (1) extend the time period for which you will be eligible for certain protection in the event of your termination of employment without cause or for good reason (as such terms are defined in the Agreement), and (2) to facilitate compliance with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the applicable regulations thereunder

Effective as of the date hereof, the Agreement is amended as follows:

1.      The first sentence of Section 5(c) is amended such that the date "January 19, 2007" shall be replaced with "January 19, 2012."

2.      A new Section 7(m) is added to read as follows:

"(m)   Section 409A Compliance.
(i)     The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "Code Section 409A") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If you notify the Company (with specificity as to the reason therefor) that you believe that any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause you to incur any additional tax or interest under Code Section 409A and the Company concurs with such belief or the Company (without any obligation whatsoever to do so) independently makes such determination, the Company shall, after consulting with you, reform such provision to try to comply with Code Section 409A through good faith modifications to the minimum extent reasonably appropriate to conform with Code Section 409A. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Code Section 409A.
(ii)    Notwithstanding any provision to the contrary in this Agreement, if on the date of termination, you are deemed to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is required to be delayed in compliance with Code Section 409A(a)(2)(B), such payment or benefit shall not be made or provided (subject to the last sentence of this Section 7(m)) prior to the earlier of (A) the expiration of the six (6)-month period measured from the date of your "separation from service" (as such term is defined under Code Section 409A), and (B) the date of your death (the "Delay Period"). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 7(m) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Notwithstanding the foregoing, to the extent that the foregoing applies to the provision of any ongoing welfare benefits to you that would not be required to be delayed if the premiums therefor were paid by you, you shall pay the full cost of the premiums for such welfare benefits during the Delay Period and the Company shall pay to you an amount equal to the amount of such premiums paid by you during the Delay Period promptly after its conclusion.
(iii)   In no event whatsoever (as a result of this Section 7(m) hereof or otherwise) shall the Company be liable for any additional tax, interest or penalties that may be imposed on the you by Code Section 409A or any damages for failing to comply with Code Section 409A or this Section 7(m)."

All other terms and conditions contained in the referenced Agreement shall remain in full force and effect.

                                                          Very truly yours,

                                                          OVERSEAS SHIPHOLDING GROUP, INC.

                                                          By: /s/Charles A. Fribourg

                                                          Title: Chairman of the Compensation Committee

I agree and accept the above terms:

 /s/Morten Arntzen
Mr. Morten Arntzen